Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Cyalume Technologies Holdings, Inc.

We have issued our report dated April 16, 2012, with respect to the consolidated financial statements as of and for the year ended December 31, 2011 and the related financial statement schedule of Cyalume Technologies Holdings, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Glastonbury, Connecticut
April 22, 2013